                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

        Filed by the registrant [X]

        Filed by a party other than the registrant [ ]

        Check the appropriate box:

        [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
        [X] Definitive proxy statement

        [ ] Definitive additional materials

        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           EAGLE FOOD CENTERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

        [X] No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        (3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        (5) Total fee paid:

--------------------------------------------------------------------------------

        [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

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        (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

        (3) Filing party:

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        (4) Date filed:

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
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 1997

Dear Shareholder:

     You are hereby invited to attend the 1997 Annual Meeting of Shareholders of Eagle Food Centers, Inc. which will be held on Wednesday, June 11, 1997, at 10:00 a.m., Central Daylight Time, at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois. The matters to be considered and voted upon at the Annual Meeting of Shareholders are:

    1. The election of eleven persons to serve as directors of the Company until the 1998 Annual Meeting of Shareholders or until their successors shall have been elected and shall have qualified.

    2. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the current fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on May 2, 1997, as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.

     All shareholders of record at the close of business on May 2, 1997, are invited to attend the meeting in person. However, to ensure your shares will be voted in the event you are not able to attend, please fill in, sign, and date the enclosed proxy, and return it in the enclosed envelope as soon as possible. The attached Proxy Statement contains more detailed information with respect to the business to be transacted at the meeting.


                                                       Herbert T. Dotterer
                                                       Secretary




May 13, 1997
Milan, Illinois

                                                                    May 13, 1997

                            EAGLE FOOD CENTERS, INC.
                                PROXY STATEMENT
                              GENERAL INFORMATION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Food Centers, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 11, 1997, at 10:00 a.m., Central Daylight Time at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois, and at any adjournments or postponements thereof. Proxies are solicited to give all shareholders of record at the close of business on May 2, 1997, an opportunity to vote upon the items listed on the accompanying proxy card. This Proxy Statement, the Notice of Annual Meeting, and the proxy card are intended to be mailed to shareholders commencing on May 13, 1997.

     Only holders of record of the Company's Common Stock, $.01 par value per share, at the close of business on May 2, 1997, are entitled to notice of and to vote at the annual meeting. As of May 2, 1997, the Company had outstanding 10,883,881 shares of Common Stock each of which is entitled to one vote on each proposal presented. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the meeting. In the election of directors, a plurality of votes cast in person or by proxy shall elect. Shareholders are not entitled to cumulative voting in the election of directors. Each other proposal requires a majority of the votes cast on the proposal to approve. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     All proxies delivered pursuant to this solicitation may be revoked at any time at the option of the shareholder by giving written notice to the Secretary of the Company, by submitting a later dated proxy, or by voting in person at the meeting.

     Upon timely receipt of each properly signed proxy card, the shares represented thereby will be voted in accordance with the directions indicated on the proxy card. If no instructions are indicated, the shares will be voted for the election of the nominated directors and for the ratification of the selection of auditors.

     The cost of soliciting proxies will be borne by the Company. Officers, directors, and regular employees of the Company may solicit proxies personally, by mail, or by telephone and telegraph for which they will not receive additional compensation.

     The Eagle Food Centers, Inc. 1996 Annual Report and financial statements for the fiscal year ended February 1, 1997, with comparative figures for prior periods, accompany this Proxy Statement. The Annual Report and the financial statements included therein are incorporated in this Proxy Statement by reference.

     THE MAILING ADDRESS OF THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY IS RT. 67 AND KNOXVILLE ROAD, MILAN, ILLINOIS, 61264.

                           PROPOSALS TO SHAREHOLDERS

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

     The Board of Directors currently consists of ten members, all of whom have been nominated to be elected at the 1997 Annual Meeting of Shareholders to serve until the 1998 Annual Meeting of Shareholders or until their successors have been elected and qualified. In addition, the Board of Directors has nominated Paul D. Barnett to be elected to the Board of Directors to serve until the 1998 Annual Meeting of Shareholders or until his successor has been elected and qualified. Mr. Barnett is a Principal of Odyssey Partners L.P.. The table below sets forth certain information regarding the nominees. It is intended that the accompanying proxy, in the absence of instructions to the contrary, will be voted for the election of the following eleven persons unless the authority to vote is withheld. If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ELEVEN NOMINEES LISTED BELOW.



NAME                   AGE        POSITION(S) HELD
----                   ---        ----------------
Martin J. Rabinowitz   65        Chairman of the Board and Director
Robert J. Kelly        52        Chief Executive Officer, President and Director
Herbert T. Dotterer    52        Senior Vice President--Finance and Administration,
                                 Chief Financial Officer, Secretary and Director
Paul D. Barnett        36        Director
Peter B.  Foreman      61        Director
Steven M. Friedman     42        Director
Michael J. Knilans     70        Director
Alain M. Oberrotman    46        Director
Marc C. Particelli     52        Director
Pasquale V. Petitti    67        Director
William J. Snyder      54        Director



The business experience of each of the directors and executive officers during the past five years is as follows:

     Mr. Rabinowitz served as Chairman of the Board from November 1987 to June 1990 and resumed the position as of May 1992. Mr. Rabinowitz has been a Limited Partner of Odyssey Partners, L.P. since January 1993 and was a General Partner of Odyssey Partners from February 1984 through December 1992. Prior to joining Odyssey Partners, Mr. Rabinowitz was a senior tax partner with the law firm of Weil, Gotshal & Manges. Mr. Rabinowitz also serves as Chairman of the Board of Thackeray Corporation.

     Mr. Kelly joined the Company as President and Chief Executive Officer in May 1995 and became a director in June 1995. Prior to May 1995, Mr. Kelly was Executive Vice President, Retailing for The Vons Companies, Inc. and was employed by that Company since 1963. Mr. Kelly has 34 years of experience in the supermarket industry.

     Mr. Dotterer was named Secretary and a director of the Company in February 1992. He previously served as Controller of the Company from August 1988 until June 1991 when he became Vice President-Finance, Chief Financial Officer. He became Senior Vice President-- Finance and Administration, Chief Financial
Officer in January 1994.   Prior to August 1988, Mr. Dotterer held various
positions with The Kroger Co. and Jewel Companies, Inc. Mr. Dotterer has 35 years of experience in the supermarket industry.

     Mr. Barnett is a Principal of Odyssey Partners, L.P. Prior to joining Odyssey Partners in July 1993, he was a Managing Director of Mancuso & Company, a private merchant banking firm from 1992 until July 1993. Mr. Barnett began his employment with Mancuso & Company as a Vice President in February 1990.

     Mr. Foreman is President of Sirius Corporation, a private investment management firm. Prior to 1993, Mr. Foreman was a Principal at Harris Associate L.P. since 1976. Mr. Foreman also serves as a director of Glacier Water Services, Inc.; a director of PCA International, Inc.; and a director of National Picture and Frame Company. Mr. Foreman has been a director of the Company since June 1989.

     Mr. Friedman is a General Partner of Eos Partners, L.P., a private
investment firm, a position he has held since January 1994.   Mr. Friedman has
served as a director of the Company since November 1987 and was a General Partner of Odyssey Partners from April 1, 1988 until December 1993. Mr. Friedman also serves as a director of Forstmann & Company, Inc., The Caldor Corporation and JPS Textile Group & Subsidiaries; and he serves as a director and Chairman of Rickel Home Centers, Inc.

     Mr. Knilans served as the President of Big Bear, Inc., a supermarket chain in Ohio, from June 1983 to June 1989 when he retired. Mr. Knilans has been a director of the Company since June 1989. Mr. Knilans also serves as a director of the Cardinal Fund, Columbus, Ohio and director and member of the Audit and Compensation Committees of the Golub Corporation.

     Mr. Oberrotman is a Principal of Odyssey Partners, L.P. Prior to joining Odyssey Partners in July 1992, he was a Principal of Hambro International Equity Partners, a venture capital firm, from September 1990 to October 1992. Mr. Oberrotman became a director of the Company in June 1996. Mr. Oberrotman also serves as a director of JPS Textile Group, Inc.

     Mr. Particelli is a Principal and Director of Operations of Odyssey Partners, L.P. Prior to joining Odyssey Partners in October 1994, he was the worldwide Consumer Products Practice Leader as well as a Senior Partner of Booz, Allen & Hamilton, a large management consulting firm beginning in 1973. Mr. Particelli became a director of the Company in June 1996. Mr. Particelli also serves as a director of JPS Textile Group, Inc. and Monarch Marking Systems.

     Mr. Petitti served as a director from June 1989 until April 1993 and President and Chief Executive Officer from September 1989 through April 1992 when he retired as an officer of the Company. Mr. Petitti resumed the positions of Director, President and Chief Executive Officer in April 1994 and was replaced as President and Chief Executive Officer on May 22, 1995. Previously, Mr. Petitti had been with the Company or its predecessor since 1957.

     Mr. Snyder is a senior shareholder in the law firm of Snyder & Schwarz, P.C., Rock Island, Illinois where he has been employed since March 1983. Mr. Snyder and the firm have performed legal services in the past for the Company and the Company expects such services to continue in the future. Mr. Snyder has been a director of the Company since June 1989.

     The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. None of the directors or executive officers listed herein is related to any other director or executive officer.


                           COMPENSATION OF DIRECTORS

     The Company's non-employee directors receive an annual retainer of $15,000 and fees of $750 for each board meeting and $500 for each committee meeting attended plus reimbursement of travel expenses. Mr. Snyder does not receive director's fees, but does receive legal fees for his services as a board and committee member.


                              CERTAIN TRANSACTIONS

     Snyder & Schwarz, P.C., the law firm of which Mr. Snyder, a director of the Company is a member, serves as counsel to the Company. The Company paid that law firm $240,109, $393,857, and $353,613 for services rendered in fiscal 1996, fiscal 1995, and fiscal 1994, respectively. These amounts include remuneration for Mr. Snyder's services as a director of the Company.

     The Board has determined that the fees paid for services rendered from Snyder & Schwarz, P. C. were fair and competitive.


                   BOARD OF DIRECTORS AND COMMITTEES MEETINGS

     The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The directors are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, and other directors and officers, by reviewing reports and analyses, and by participating in board and committee meetings.

     The Board of Directors held four meetings during fiscal 1996. In addition, from time to time, members of the Board of Directors and committees act by unanimous written consent pursuant to Delaware law. All directors attended at least 75% of all board and committee meetings held during the periods for which they were directors.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board has no nominating committee. The Board of Directors acts as a committee of the whole with respect to functions that would be performed by a nominating committee.

     The Audit Committee is composed of Mr. Knilans, Mr. Foreman, Mr. Snyder and Mr. Oberrotman, all of whom are non-employee directors. The Committee met twice during fiscal

1996. The Committee recommends the engagement of an independent auditor and reviews the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services rendered by the Company's independent auditors.

     The Compensation Committee is composed of Mr. Rabinowitz, Mr. Friedman and Mr. Foreman, all of whom are non-employee directors. The Committee met twice during fiscal 1996. The Committee reviews and approves all salary arrangements and other remuneration for officers of the Company.


LIMITATION OF LIABILITY OF DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The Summary Compensation Table below shows compensation information for the Chief Executive Officer of the Company and the three other most highly compensated executive officers who were serving at the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 for the fiscal years indicated.


                          SUMMARY COMPENSATION TABLE



==========================================================================================================================
                                             ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                        ===================================================================
                               FISCAL   SALARY      BONUS       OTHER ANNUAL   SECURITIES      LTIP         ALL OTHER
                               YEAR                             COMPENSATION   UNDERLYING      PAYOUTS      COMPENSATION
NAME AND PRINCIPAL POSITION                                                    OPTIONS (#)
--------------------------------------------------------------------------------------------------------------------------
Robert J. Kelly                1996     $350,000    $350,000          (1)          0            $0           $31,583(2)
                               -------------------------------------------------------------------------------------------
Chief Executive Officer        1995     249,038      300,000(3)       (1)       600,000          0             2,500(6)
                               -------------------------------------------------------------------------------------------
and President
--------------------------------------------------------------------------------------------------------------------------
Herbert T. Dotterer,           1996     123,425      123,425          (1)          0             0             5,509(2)
                               -------------------------------------------------------------------------------------------
Chief Financial Officer        1995     117,212       17,250          (1)        25,000          0             3,926(6)
                               -------------------------------------------------------------------------------------------
and Senior Vice President-     1994     115,000         0             (1)         3,000          0             3,926(6)
                               -------------------------------------------------------------------------------------------
Finance and Administration
--------------------------------------------------------------------------------------------------------------------------
David S. Norton                1996     130,925      130,925      32,646(1)(4)     0             0            10,083(2)
                               -------------------------------------------------------------------------------------------
Senior Vice President-         1995      72,116     20,817(5)         (1)        75,000          0             2,125(6)
                               -------------------------------------------------------------------------------------------
Retail
--------------------------------------------------------------------------------------------------------------------------
Randy P. Smith(7)              1996      87,300       87,300          (1)          0             0             3,043(2)
                               -------------------------------------------------------------------------------------------
Vice President-                1995      78,481       11,515          (1)        25,000          0             2,500(6)
                               -------------------------------------------------------------------------------------------
Human Resources
==========================================================================================================================


Notes:

(1) Received other annual compensation consisting of perquisites and personal benefits valued at less than the lesser of ten percent of total annual salary and bonus or $50,000.

(2) Amount represents the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies and a 401(K) matching contribution paid by the Company for each executive, respectively.

(3) Mr. Kelly received a signing bonus of $150,000 pursuant to the terms of his employment agreement.

(4) Amount represents moving expenses of $32,148 as well as the taxable amount of insurance premiums paid by the company on behalf of Mr. Norton.

(5) Mr. Norton received a signing bonus of $10,000 pursuant to the terms of his employment contract in addition to the bonus received in fiscal year 1995.

(6) Amounts represent the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies for each executive, respectively.

(7)  Mr. Smith resigned from the Company effective May 2, 1997.


OPTIONS/SAR GRANTS IN FISCAL YEAR 1996

     There were no options or SARs granted to the named executive officers in fiscal year 1996.


AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES

     The following table shows information regarding the values of certain unexercised options owned by the named executive officers at the end of the last completed fiscal year. No options or stock appreciation rights were exercised during the fiscal year. No stock appreciation rights were granted during fiscal 1996 or were outstanding at the end of fiscal 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES TABLE



=====================================================================================================
                                     NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                              UNEXERCISED                      MONEY OPTIONS
                                       OPTIONS AT FEBRUARY 1, 1997         AT FEBRUARY 1, 1997(1)
-----------------------------------------------------------------------------------------------------
                      SHARES
                     ACQUIRED
                        ON      VALUE
NAME                 EXERCISE  REALIZED   EXERCISABLE    NONEXERCISABLE  EXERCISABLE  NONEXERCISABLE
-----------------------------------------------------------------------------------------------------
Robert  J. Kelly        0         0         200,000         400,000        300,000       100,000
-----------------------------------------------------------------------------------------------------
Herbert T. Dotterer     0         0          9,250           18,750        17,500         46,875
-----------------------------------------------------------------------------------------------------
David S. Norton         0         0          25,000          50,000        37,500         12,500
-----------------------------------------------------------------------------------------------------
Randy P. Smith          0         0          11,250          18,750        17,500         46,875
=====================================================================================================

Note:

(1) Market value of underlying securities at February 1, 1997 ($4.00) minus the base price.


LONG TERM INCENTIVE PLAN AWARDS TABLE

The Company did not make any Long Term Incentive Plan awards in fiscal 1996.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee for fiscal 1996 was composed of three non-employee members from the Board of Directors. The members were Mr. Rabinowitz, Mr. Friedman and Mr. Foreman. Mr. Kelly attended meetings as a non-voting member. The Committee establishes objectives for the executive compensation program and reviews and approves all salary and other remuneration for the executive officers of the Company. The objectives of the executive compensation program are to:

   1. Promote the attainment of Company goals by placing a greater portion of compensation subject to performance goals.
   2.   Attract and retain qualified talent.
   3. Enhance shareholder value by providing opportunities for equity ownership through performance-based programs.

     The executive officer compensation program is comprised of salary, cash incentive compensation and other benefits, including pension and medical benefits which are available to other employees in the Company.

BASE SALARY

     There is no formal Compensation Committee policy regarding the determination of salaries; however, consideration is given to several factors including individual work experience, performance, and comparable salaries within the retail food industry. Based upon a 1992 study conducted by Hewitt Associates of fifteen similar retail food chains, the Company's salary structure for executive officers was approximately one-third below the industry median. The Hewitt study has been adjusted for inflation for current use. Salary adjustments for fiscal years 1994 and 1995 reflect promotions and changes in responsibility and did not include any annual adjustments.

     The compensation peer group used in the Hewitt Study is not the same as the S & P Retail Food peer group index used in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement. The group with which the Company competes for executive talent does not necessarily include all of companies which should be used to compare shareholder returns.

ANNUAL INCENTIVE BONUSES

     The Company used the Hewitt study and other industry comparative data to
determine annual bonus potentials.   Annual bonus potentials depend upon job
levels and are set at a stated percent of the base compensation. The corporate team plan paid out the maximum potential based on the financial results and improvements for 1996. The entire annual incentive bonus paid for 1995 was on a discretionary basis except for bonuses paid pursuant to contractual guarantees. No bonus payments were awarded to the named executive officers for 1994 due to the Company's results.

LONG-TERM INCENTIVE

     The Committee intends to utilize stock options as the vehicle to provide a long-term focus for fiscal 1995 and later fiscal years. Stock options were issued at the beginning of fiscal year 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As of May 10, 1995, the Company retained Robert J. Kelly as its President and Chief Executive Officer. Mr. Kelly is one of the nominees for the Board of Directors. The Company and Mr. Kelly have entered into an Employment Agreement which has a term of three years ending on May 22, 1998. The Employment Agreement provides for a base salary at the rate of $350,000 per year. In addition, the Company paid a signing bonus of $150,000 at the commencement of his employment. Also, Mr. Kelly is eligible to receive bonus compensation in an amount determined by the Board of Directors based upon mutually acceptable performance targets and up to 100% of the base salary. The bonus compensation in the first year of Mr. Kelly's employment was $150,000. The bonus compensation in the second year was $350,000. Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the execution of the Employment Agreement by delivering to the Company a promissory note with the purchase price of the shares based upon the closing sale price of the Company's common stock on the business day immediately preceding the date of the Employment Agreement. The Company has also granted Mr. Kelly the option to purchase up to 600,000 shares of the Company's common stock. Under the terms of this option, up to 200,000 shares may be purchased by Mr. Kelly on or after the first anniversary date of his employment at a price equal to $2.50 per share, up to an additional 200,000 shares may be purchased on or after the second anniversary of his employment at a price equal to $3.50 per share, and the balance of the shares may be purchased on or after the third anniversary of Mr. Kelly's employment at a price equal to $4.50 per share. This option becomes immediately exercisable in the event of the termination of Mr. Kelly's employment by reason of his death or permanent disability, by the Company for any reason other than cause (as defined in the Employment Agreement), or by Mr. Kelly for good reason (as defined in the Employment Agreement). The option also becomes immediately exercisable in the event of a change of control of the
Company.    The Employment Agreement provides that Mr. Kelly is entitled to four weeks of vacation per year.

Compensation Committee:

Martin J. Rabinowitz
Steven M. Friedman
Peter B. Foreman


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

     The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Compensation Committee or as a director of another company for which any member of the Compensation Committee serves as a director or executive officer.

SUMMARY OF COMPENSATION PLANS


RETIREMENT PLAN

     The Company maintains a tax-qualified defined benefit pension plan covering both salaried and non-union hourly employees. The benefit formula under such plan is the sum of 1% of annual compensation for each year up to the Social Security Wage Base for that year and 1.33% of annual compensation over the Social Security Wage Base with a minimum benefit of $360 per year multiplied by years of credited service. There is full vesting of benefits after five years of service. All contributions are made by the Company. Effective October 1, 1990, the pension plans were amended to provide for voluntary early retirement at age 55. Assuming continued employment with the Company until retirement at age 65, the estimated annual benefits payable beginning at age 65 to the named executive officers are as follows: Mr. Kelly--$28,435; Mr. Dotterer--$36,684; Mr. Norton--$31,250 and Mr.
Smith--$30,580.



STOCK INCENTIVE PLAN

     The Company has a Stock Incentive Plan which was ratified by the shareholders at the 1995 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until June 20, 2005 to all salaried employees of the Company who are not in a bargaining unit, in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock. Grants of Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock are intended to be confined to key employees in special situations. The Plan originally authorized two million shares of common stock. There are 994,700 shares available as of February 1, 1997 for future grants.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Robert J. Kelly, who was named as President and Chief Executive Officer on May 22, 1995 has an employment contract which is described above.

     The Company also has an Employment Agreement with David S. Norton, the Company's Senior Vice President - Retail. This Agreement provides that Mr. Norton will have a base salary of $125,000 per year (subsequent to employment, the base salary was increased to $130,925) and will be entitled to participate in the Eagle Bonus Plan at the Senior Vice President targeted norm of 50% of base salary. Payout is contingent on Company performance with final determination solely vested with the Board of Directors. Mr. Norton's bonus in 1996 was $130,925 (100% on his base salary). Mr. Norton received a one-time bonus of $10,000 upon his employment with the Company. In addition, under the terms of his Employment Agreement, he is entitled to receive options to purchase Company common stock in the amount of 25,000 shares at a purchase price of $2.50 per share on the one-year anniversary of his employment, 25,000 shares at a purchase price of $3.50 per share on the two-year anniversary of his employment, and 25,000 shares at $4.50 per share on the three-year anniversary of his employment. The options must be exercised within ten years of award or within 30 days following termination of employment. The options immediately vest upon a change of ownership, defined as a sale of more than 50% of Company common stock to any entity other than the public. The Employment Agreement entitles Mr. Norton to four weeks of vacation and standard Company employment benefits. In addition, the Agreement provides that if Mr. Norton is terminated, he will receive 18 months of compensation based upon his base salary at the time of separation plus health benefits during the 18 month period.

     In order to protect all of the participant's rights in the event of a Change in Control (as defined below) of the Company, the 1995 Stock Incentive Plan provides for the immediate vesting of all outstanding awards upon the occurrence of such an event. For purposes of such Plan, a Change in Control of the Company is deemed to occur if: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company; or (iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, for purposes of such Plan, no Change in Control would be deemed to occur with respect to any Plan participant who is a material equity participant of the purchasing group that consummates a Change in Control.


PERFORMANCE GRAPH

     Shown below is a line graph comparing a five-year cumulative total shareholder return for the Company, the S & P Retail Stores (Food), and the Russell 2000.


              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              EAGLE FOOD CENTERS, S&P 500 RETAIL FOOD STORES, AND RUSSELL 2000

[Camera Ready Performance Graph]


--------------------------------------------------------------
                               S&P 500 RETAIL
DATE           EAGLE FOODS     FOOD STORES     RUSSELL 2000
--------------------------------------------------------------
January 1992    $100.00         $100.00         $100.00
January 1993    $101.75         $127.58         $113.23
January 1994    $ 91.23         $123.01         $134.31
January 1995    $ 22.81         $133.96         $126.24
January 1996    $ 29.82         $169.37         $164.05
January 1997    $ 56.14         $198.55         $195.14
--------------------------------------------------------------

*Total return assumes reinvestment of dividends on a quarterly basis.



Note:  Companies comprising the S & P Retail Stores (Food) Index include:
Albertson's, Inc.; American Stores Co.; Giant Food Inc.; Great Atlantic & Pacific Tea Co.; Kroger Co.; and Winn-Dixie Stores Inc.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by (a) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and named executive officer of the Company, and (c) all directors and executive officers of the Company as a group.


                                                   AMOUNT
                                                 AND NATURE        PERCENT
NAMES OF BENEFICIAL OWNERS                     OF BENEFICIAL         OF
--------------------------                      OWNERSHIP(1)      CLASS(2)
                                               -------------      --------
Odyssey Partners, L.P.(3)(4)                      5,754,835         52.96

Dimensional Fund Advisors Inc.(5)                   557,900          5.13

Martin J. Rabinowitz(3)                                   0
Steven M. Friedman(3)                               267,345          2.46
Alain M. Oberrotman(3)                               75,000          *
Marc C. Particelli(3)                                75,000          *
Pasquale V. Petitti                                 250,000          2.30
Robert J. Kelly(6)                                  525,000          4.66
Herbert T. Dotterer(7)                               26,476          *
Paul D. Barnett                                           0
Peter B. Foreman                                    151,022          1.39
Michael J. Knilans                                      500          *
David S. Norton                                      25,000          *
William J. Snyder(8)                                  1,000          *
Randy P. Smith(9)                                    11,250          *

Directors, Nominee and Executive Officers         6,745,083         59.63
as a group (13) persons including certain of
the persons listed above.



1) Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.

2)   10,866,639 shares of Common Stock were outstanding on February 1, 1997.

3) Odyssey Partners, a private investment firm has beneficial ownership of 5,754,835 shares which may be deemed to be beneficially owned by each of Messrs. Stephen Berger, Leon Levy, Jack Nash, Joshua Nash and Brian Wruble. The business address of Messrs. Berger, Levy, Nash, and Wruble is c/o Odyssey Partners L.P., 31 West 52nd Street, New York, NY 10019. This includes 267,345 shares in which Steven M. Friedman, a former general partner of Odyssey Partners, L.P., and 29,670 shares in which Salem D. Shuchman, a former associate of Odyssey Partners, L.P., have an economic interest. Mr. Rabinowitz has a beneficial interest in the shares owned by Odyssey Partners, L.P. Mr. Oberrotman and Mr. Particelli each own an option to purchase 75,000 shares owned by Odyssey Partners, L.P. Odyssey Partners retains sole voting and dispositive power over Mr. Friedman's, Mr. Shuchman's, Mr. Oberrotman's and Mr. Particelli's shares.

4) The business office address of Odyssey Partners L.P. is 31 West 52nd Street, New York, NY 10019.

5) Dimensional Fund Advisors Inc. (Dimensional), a registered investment adviser, is deemed to have beneficial ownership of 557,900 shares of Eagle Food Centers, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The business office address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

6) Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the execution of the Employment Agreement. The beneficial ownership includes 400,000 shares which are exercisable under a stock option awarded in fiscal 1995.

7) Includes 3,000 shares which are exercisable under a stock option awarded in fiscal 1994 and 6,250 shares which are exercisable under a stock option awarded in fiscal 1995.

8) The profit sharing plan of Snyder & Schwarz, P.C., the law firm of which Mr. Snyder is a member, owns 1,000 shares of Common Stock.

9) Represents 5,000 shares which are exercisable under a stock option awarded in fiscal 1994 and 6,250 shares which are exercisable under a stock option awarded in fiscal 1995.

   * Owns less than 1% of the total outstanding Common Stock of the Company.

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

   Odyssey Partners currently holds the right to vote 52.96% of the issued and outstanding shares of Common Stock of the Company. As long as Odyssey Partners owns a majority of the outstanding voting stock of the Company, Odyssey Partners will be able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring shareholder approval.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended February 1, 1997, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with; except that one report of ownership by Mr. Herbert T. Dotterer in fiscal year 1995 disclosing one transaction was inadvertently filed late.


                              RATIFICATION OF THE
                      SELECTION OF AN INDEPENDENT AUDITOR
                                   PROPOSAL 2

     Deloitte & Touche LLP, 101 W. Second Street, Davenport, Iowa, independent certified public accountants, have performed an audit of the financial statements of the Company for the fiscal year ended February 1, 1997. Services provided by Deloitte & Touche LLP included work related to the requirements of the annual financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

     The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte and Touche LLP to audit the financial statements of the Company for the fiscal year ending January 31, 1998 and is seeking ratification of this appointment by the Shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

     A representative of Deloitte & Touche LLP will be attending the meeting and provided the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF AN INDEPENDENT AUDITOR.

                        1998 SHAREHOLDER PROPOSALS

     Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the 1998 Annual Shareholders Meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than January 12, 1998.


                             ADDITIONAL INFORMATION

     Included with this Proxy Statement is the Company's Annual Report indicating the general scope and nature of such business together with a summary of the activities and financial results of the Company for fiscal 1996. SHAREHOLDERS MAY UPON WRITTEN REQUEST AND WITHOUT CHARGE, OBTAIN A COPY OF THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT ON FORM 10-K. EXHIBITS TO THE FORM 10-K ARE ALSO AVAILABLE. THE COMPANY WILL REQUIRE PAYMENT OF A FEE COVERING ITS REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS. ADDRESS ANY REQUEST TO MR. HERBERT T. DOTTERER, EAGLE FOOD CENTERS, INC., RT. 67 AND KNOXVILLE RD., MILAN, ILLINOIS, 61264.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intent of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.


                                     BY ORDER OF THE BOARD OF DIRECTORS




                                     Herbert T. Dotterer, Secretary


Dated May 13, 1997

EAGLE FOOD CENTERS, INC.                                                                            PROXY/VOTING INSTRUCTION CARD
MILAN, ILLINOIS
----------------------------------------------------------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON JUNE 11, 1997

The undersigned hereby appoints Robert J. Kelly and Herbert T. Dotterer as true and lawful proxies each with the power to appoint substitutes, and to vote the shares of common stock of the Company held of record by the undersigned on May 2, 1997, at the Annual
Shareholders Meeting of Eagle Food Centers, Inc. to be held on June 11, 1997 at 10:00 a.m., Central Daylight Time, at the Milan
Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois, and at any adjournments thereof, on all the matters coming before said meeting including any matters which the Board of Directors is not aware of on May 13, 1997.

IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL
2 AS INDICATED ON THE REVERSE SIDE HEREOF.


Election of Directors:

Nominees:      Martin J. Rabinowitz, Robert J. Kelly, Pasquale V. Petitti, Herbert T. Dotterer, Paul D. Barnett, Steven M. Freidman,
               Peter B. Foreman, Michael J. Knilans, Alain M. Oberrotman, Marc C. Particelli, William J. Snyder


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. HOWEVER, YOU NEED NOT MARK ANY
BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES
UNLESS YOU SIGN, DATE AND RETURN THIS CARD.


                                                                                                               SEE REVERSE
                                                                                                                  SIDE
-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE




                                                    [EAGLE COUNTRY MARKET LOGO]



/ X/ Please mark your                                                                                               6400
     vote as in this
     example

                THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH BELOW. IF NO SELECTION IS MADE, THIS PROXY
WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

-----------------------------------------------------------------------------------------------------------------------------------
                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
-----------------------------------------------------------------------------------------------------------------------------------
                            FOR    WITHHELD as to ALL Nominees                                                FOR   AGAINST  ABSTAIN
  1. Election of            / /        /  /                                 2. Ratification of the selection   / /    / /       / /
     Directors.                                                                of Deloitte & Touche LLP as
     (See opposite                                                             Independent Auditors.
     side).


     For, except authority to vote for the following nominee(s), is withheld:


     ------------------------------------------------------------------------










   SIGNATURE(S)____________________________________________________________DATE______________
   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If the signer is a Corporation please sign full Corporate name by duly authorized officer. If a partnership,  please sign in partnership by authorized person.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

